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EXHIBIT  B

                                                                  April 17, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

               Re:    Columbia Energy Group, File No. 70-____

Dear Sirs:

               As counsel for Columbia Energy Group ("Columbia"), a holding company registered under the Public Utility Holding Company Act of 1935 (the "Act") I deliver to you this opinion for filing as Exhibit B to the Declaration referenced above. Briefly stated, Columbia is seeking authority to solicit proxies in connection with its proposed merger with NiSource.

               In connection with the above, I have examined:

-   the Declaration; and

- such other documents, records and matters of law as I deemed necessary to enable me to render this opinion.

               Based upon the foregoing and relying thereupon, I am of the opinion that if the above-referenced transactions are consummated in accordance with the Declaration:

- all state and federal laws applicable to the proposed transactions will have been complied with; and

- the consummation of the proposed transactions will not violate the legal rights of the holders of any securities issued by Columbia, or by any associate company thereof.

               I hereby consent to the filing of this opinion as an exhibit to the Declaration.

                                    Very truly yours,

                                    //s// Emanuel D. Strauss

                                    Columbia Energy Group Service Corporation





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